Exhibit 10.3.2

CORPORATE SECRETARY’S CERTIFICATE

I, Randle F. Rose, Secretary of McGrath RentCorp, a corporation organized and existing under the laws of the State of California (the “Corporation”), hereby certify that the foregoing were resolutions of the Board of Directors of the Corporation, duly and regularly adopted on February 23, 2017 in all respects as required by law and the Bylaws of the Corporation by all members of the Board of Directors of the Corporation to the adoption of said resolutions:

McGrath RentCorp Employee Stock Ownership

and 401(k) Plan Amendment

WHEREAS, the Company maintains the McGrath RentCorp Employee Stock Ownership and 401(k) Plan (the “KSOP”) for the benefit of its employees; and

WHEREAS, pursuant to Section 13.01 of the KSOP, the Company has the authority to amend the KSOP; and

WHEREAS, the KSOP is set forth in a Basic Plan Document and an Adoption Agreement (the “KSOP Adoption Agreement”);

WHEREAS, the Company’s Board of Directors has determined that it is in the best interests of the Company and its subsidiaries participating in the Plan to amend the first sentence of Section 24b of the KSOP Adoption Agreement, as set forth in the following Resolutions;

WHEREAS, the Board of Directors intends that the amendments made by the following Resolutions replace and supersede the first sentence of Section 24b as set forth in the current KSOP Adoption Agreement; and

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors hereby amends Section 24b of the KSOP Adoption Agreement to read, in its entirety, as follows:

“24b. If A.24a.ii or iii is selected, describe other pay excluded from definition of Compensation and indicate for what purposes (e.g., Elective Deferrals, Matching, etc.) the Compensation is excluded: Equity incentives (such as stock options, restricted stock units and stock appreciation rights); gift cards; "star team" awards; referral bonuses; contest payments, prizes and/or value of goods received; spiff payments;  sign-on bonus payments; retention/stay bonus payments. ”

RESOLVED FURTHER, that the foregoing amendment is hereby adopted by this Board of Directors, on behalf of the Company and any and all subsidiaries of the Company that have adopted or hereafter adopt the KSOP as Employers, each of which automatically shall be deemed to have adopted the first sentence of Section 24b of the KSOP Adoption Agreement as amended in these Resolutions; and

RESOLVED FURTHER, that the amended text of Section 24b of the KSOP Adoption Agreement shall be effective as of January 1, 2016; and

RESOLVED FURTHER, that the officers of the Company are authorized and directed to do all things, perform all acts, and execute all documents (including the KSOP Adoption Agreement, with such revisions as such officers shall deem appropriate to accomplish the purposes of these Resolutions) deemed by them to be necessary or appropriate to effect the aforesaid amendment of Section 24b the KSOP Adoption Agreement, to cause to be prepared and filed such reports documents or other information as may be required under applicable law, to communicate the changes to the participants in the KSOP, and to do all things deemed by such officers to be necessary or appropriate to carry out the intent and purposes of these Resolutions; and any such actions previously taken by the officers of the Company are hereby ratified and approved

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Corporation, and affixed the corporate seal of the Corporation, on February 27, 2017.

SECRETARY OF MCGRATH RENTCORP

By: _/s/ Randle F. Rose

       Randle F. Rose, Secretary